Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: September 17, 2014, 6:00 a.m. ET	Contact:	Jack Isselmann, Public Relations
Mark Rittenbaum, Investor Relations
Ph: (503) 684-7000

Greenbrier Announces Orders for 15,000 Railcars Valued at $1.37 Billion;

New Marine Barge Order

~ Orders received since September 1, 2013 surpass $3.72 billion ~

~ Broad orders across multiple railcar types ~

~ Marine backlog extends to 2016 ~

Lake Oswego, Oregon, September 17, 2014 –The Greenbrier Companies, Inc. (NYSE:GBX) announced today that it received new orders in its fourth quarter ended August 31, 2014 and through the date of this release for 15,000 railcar units valued at $1.37 billion. Orders announced today comprise a broad range of railcar types including tank cars, small cube covered hopper cars for sand and cement service, medium cube covered hopper cars for grain service, automotive carrying cars, and a recent award for 3,100 double-stack intermodal units. In addition, Greenbrier received a recent deck cargo barge order which brings total marine backlog to $112 million and extends Greenbrier’s marine backlog to 2016. (The orders announced today include orders received in June 2014 for 2,700 railcar units valued at approximately $320 million, which Greenbrier previously disclosed on July 2, 2014.)

Since September 1, 2013 through the date of this release, Greenbrier has received orders for almost 39,000 railcars in North America and Europe valued at $3.72 billion. The average sales price of $95,000 reflects the diversity of railcar types ordered.

Record Level of Order Activity

William A. Furman, Chairman and CEO said, “These new orders demonstrate that our strategy to diversify our product mix, add efficient capacity in lower-cost facilities, and drive considerably more volume through our leasing and asset management model is paying off. Our comprehensive new railcar product portfolio of virtually all railcar types includes innovative new products such as our Multi-Max™ automotive carrying railcars, large cube covered hopper cars for transport of plastic pellets and other commodities, pressurized tank cars, and our next generation Tank Car of the Future. Our flexible manufacturing footprint and capital programs will allow us to double our tank car manufacturing capacity to over 7,000 tank cars per year, while preserving the capability to nimbly produce other railcar types. Our leasing business continues to emphasize the

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syndication of increased volumes of leased railcars to investors who have access to low-cost capital and who value Greenbrier’s full range of products and services over the life of the railcar. At the same time, we have reduced our longer-term ownership in leased railcars, liberating nearly $100 million in capital and improving our ROIC.”

Furman continued, “We are particularly pleased by demand and strength in the intermodal market and Greenbrier’s award of 3,100 double stack units, reflecting 100% market share of orders recently placed. This award, along with our marine backlog, stabilizes production at our flagship Gunderson facility in Portland, Oregon.”

Furman added, “Strong automotive, agricultural and energy markets, and a recovering intermodal market are generating robust and broadening demand. In particular, the importance of the energy renaissance in North America cannot be understated. It is rapidly reshaping our industries and strengthening the American economy. Greenbrier appreciates its opportunity to lead as a provider of safe, reliable and high quality transportation equipment that moves energy products to market over both rail and marine routes.”

“We anticipate that the U.S. Department of Transportation will issue its final rule on the safe movement of flammable liquids by rail before the end of 2014. A final rule will provide the clarity the industry needs to make investments that ensure that crude oil and other flammable commodities are classified properly and transported in tank cars that are safer at any speed. We continue to advocate for safety and champion a new design standard which includes a 9/16-inch thick steel shell, a feature of our Tank Car of the Future. Other safety features of our car include thicker steel, more robust top and bottom outlet protection and jacketed shells with ceramic insulation. We are gratified to have received awards for 3,500 Tank Cars of the Future. These cars are eight times safer than legacy DOT-111 cars most widely used in oil and ethanol service today and two times safer than the current state-of-the-art CPC 1232 tank cars, as measured by Conditional Probability of Release (CPR). Greenbrier is also prepared to meet the need for tank car retrofits through GBW Railcar Services, our newly launched joint venture with Watco Companies for railcar repair and retrofitting. With 38 shops, 14 of which can perform tank car repairs, GBW has the largest independent shop network in North America,” concluded Furman.

Intermodal car loadings continue to increase and are up nearly 6% compared to the same period in 2013. Shipments of petroleum and petroleum products, including crude by rail, as well as shipments of sand used in hydraulic fracturing have each grown year to date by about 12%,

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continuing to drive demand for tank cars and small cube covered hoppers. Transport of agricultural products is also expanding rapidly as year-over-year railcar loadings for grain are up about 15%, leading to nearly 100% utilization of the existing North American grain railcar fleet.

New Orders Summary

Period Orders Received	Units
June 2014	2,700
July & August 2014	7,600

Total 4th Quarter	10,300
Subsequent to August 31, 2014	4,700

Total since June 1, 2014	15,000

Fiscal Year 2014	34,300
Subsequent to August 31, 2014	4,700

Total since September 1, 2013	39,000

Certain orders in this release are subject to customary documentation and completion of terms.

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About Greenbrier

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. We build new railroad freight cars in our 4 manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 9 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier is a 50/50 joint venture partner with Watco Companies, LLC in GBW Railcar Services, LLC which repairs and refurbishes freight cars at 38 locations across North America, including 14 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 8,600 railcars, and performs management services for approximately 238,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s strategic initiatives and future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “initiatives,” “targets,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “designed to,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

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